UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  June 25, 2007
(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES
CORPORATION
(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

914-499-1900
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 (Other Events).

On June 25, 2007, IBM issued a press release announcing the settlement of two previously disclosed SEC investigations.  The press release is Attachment I of this Form 8-K.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: June 25, 2007

By:	/s/ Andrew Bonzani
Andrew Bonzani
Vice President,
Assistant General
Counsel &
Assistant Secretary

ATTACHMENT I

IBM REACHES SETTLEMENT WITH SEC

•              IBM resolves all issues regarding two open investigations

•              IBM pays $7 million into a Dollar General shareholder fund

     ARMONK, N.Y., June 25, 2007 . . . IBM (NYSE: IBM) today announced that it has reached an agreement with the U.S. Securities and Exchange Commission (SEC) to resolve all issues regarding two previously disclosed matters:

•              The Wells Notice the company received in January 2004 from the staff of the SEC in connection with the staff’s investigation of Dollar General Corporation’s 2000 financial statements; and

•              The SEC’s investigation involving IBM’s revenue recognition in 2000 and 2001 primarily concerning certain types of client transactions.  This investigation began in June 2003 and the company believes it arose out of the Dollar General investigation referenced above.

     Dollar General Corporation is a client of IBM’s Retail Store Solutions unit, which markets and sells point-of-sale products.

     IBM has consented, without admitting or denying any wrongdoing, to entry of an administrative order by the SEC directing that IBM cease and desist from committing or causing any violations of certain provisions of the federal securities laws and related SEC rules.  An IBM employee in the company’s Sales and Distribution unit also has resolved all issues with the SEC relating to the separate Wells Notice he received in connection with the staff’s investigation of Dollar General Corporation.

     In connection with the agreement, IBM will pay $7 million into a fund to be established in connection with the SEC’s action against Dollar General.  IBM will not restate any of its business results due to this settlement.  The SEC’s administrative order notes that the revenue recognition errors at issue were, in many cases, errors with respect to the recognition of revenue as between quarters, and in most cases, were discovered and corrected by IBM in advance of the Commission’s investigation.